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Exhibit 10.2

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") entered into effective as of February 1, 2001, by and between D. Chris Barden (the "Executive"), and Touchstone Resources USA, Inc., a Texas corporation having its principal place of business at 5858 Westheimer, Suite 708, Houston, Texas 77057 (the "Company").

         WHEREAS, the Company wishes to employ the Executive as the Senior Vice President- Production, and to perform services incident to such position for the Company, and the Executive wishes to be so employed by the Company, all upon the terms and conditions hereinafter set forth:

         NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations herein set forth, and for other good and valuable consideration, the receipt, sufficiency and accuracy of which is hereby acknowledged, accepted and agreed to, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment and Term. The Company hereby employs the Executive to serve as the Senior Vice President - Production. The Term of this Agreement shall be effective as of the date first written above, and shall terminate twelve (12) months from the date hereof (the "Termination Date"), unless earlier terminated by either party hereto in accordance with the provisions of Section 5 hereof; provided, however, that upon the occurrence of a Change of Control (as such term is defined in Section 5(g) hereof), the Termination Date shall automatically accelerate without any further action by the Company or the Executive. During the Term of this Agreement, the terms of the employment shall be as set forth herein unless modified by the Executive and the Company in accordance with the provisions of Section 1(1) hereof. The Executive hereby agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter set forth.

2. Position and Responsibilities. The Executive shall serve as the Senior Vice President - Production of the Company, and shall report to, and be subject to the general direction and control of, the President and/or Chairman of the Board of the Company. The Executive shall have the obligations, duties, authority and power to do all acts and things as are customarily done by a person holding the same or equivalent position or performing duties similar to those to be performed by executives in corporations of similar size to the Company and shall perform such managerial duties and responsibilities of the Company as may be reasonably assigned to him by the President and/or Chairman of the Board of the Company. Unless otherwise agreed by the Executive, the Executive shall be based at the Company's principal executive offices located in the Greater Houston, Texas metropolitan area. Notwithstanding the foregoing, it is understood and agreed that the Executive will continue to maintain his primary residence in the State of Washington and will commute between


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         Houston and Washington on a schedule that is mutually agreeable with the President and/or Chairman of the Board of the Company.

3. Extent of Service. The Executive shall devote no less than fifty percent (50%) of his business time and attention to the business of the Company.

4.       Compensation.

         (4)1 In consideration of the services to be rendered by the Executive to the Company, the Company will pay the Executive a salary ("Salary") of One Hundred Twenty Thousand United States Dollars ($120,000.000 USD) per year for the term of this Agreement. Said salary will be payable in conformity with the Company's prevailing practices for executive compensation as such practice shall be established or modified from time to time. Salary payment shall be subject to all applicable federal and state withholding, payroll, and other taxes. From time to time during the Term of this Agreement, the amount of Executive's salary may be increased by and/or at the sole discretion of the Compensation Committee of the Company's Board of Directors, which shall review the Executive's Salary no less regularly than annually.

         (4)2 As additional consideration, upon execution of this Agreement, the Executive shall be assigned and transferred by Mark A. Bush, an option to purchase common shares of the parent corporation of the Company, being Touchstone Resources, Ltd., which is currently traded on the Canadian Venture Exchange ("CDNX") under symbol ("TUT"). The Executive shall have the option to purchase up to and including Fifty Thousand (50,000) free trading shares of stock at the price of $2.10 Canadian Dollars per share. This option shall continue to be in force and effect for a period of five (5) years beginning from the Effective Date of this Agreement, and notwithstanding anything to the contrary contained herein, shall not terminate upon the Termination of the employment of the Executive.

         (4)3 The Executive will be entitled to participate i any incentive programs of the Company or of Touchstone Resources Ltd., including, without limiting the generality of the foregoing, share option plans, share purchase plans, share bonus plans or financial assistance plans in accordance with and on the same terms and conditions as at the effective date of this Agreement which are in place or as which may from time to time be determined by the Board of Directors in their sole discretion. Executive acknowledges that his participation in these plans or programs will be to such extent and in such amounts as the Board of Directors in their sole discretion may decided from time to time. Any amounts which Executive may be entitled to under any such plan or program shall not, for the purposes of this Agreement, be treated as Salary. Executive agrees that the Company may substitute, reduce,


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                  modify, or if necessary, eliminate such plans or programs fro good and valid reason. All such plans or programs hall be governed by the policies of the various regulatory bodies which have jurisdiction over the affairs of the Company.

         (4)4 During the term of this Agreement, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses for travel, meal, hotel, accommodations, entertainment, cellular telephone, and the like incurred by him in connection with the business of the Company upon submission by him with an approved statement documenting such expenses as required by the Internal Revenue Code, as may be amended (the "Code").

         (4)5 The Executive shall be entitled to reasonable paid vacation during each calendar year during the term of this Agreement, and at such time or times convenient to him and the Company.

         (4)6 During the term of this Agreement, the Executiv shall be entitled to participate in and to receive all rights and benefits under any life, disability, medical and dental health and accident profit sharing or deferred compensation plan, or such other plan or plans as may be implemented by the Company during the term of this Agreement. The Executive shall be entitled to participate in and receive all rights and benefits under any plan or program adopted by the Company for any other group or any other executive employees of the Company, including without limitation, rights and benefits under directors and/or officer's liability insurance currently in place under the Company's insurance program for the directors and officers of the Company.

         (4)7 The Executive shall be provided with a reserved parking space that shall be provided by the Company.

5.       Termination.

         (5)1 Termination by Company; Discharge for Cause. The Company shall be entitled to terminate this Agreement and the Executive's employment with the Company at any time for whatever reason; or any time for "cause" by written notice to the Executive. The termination of the Executive's employment by the Company shall constitute a termination for "cause" if such termination is for one or more of the following reasons: (i) the willful failure or refusal of the Executive to render services to the Company in accordance with his obligations under this Agreement, including without limitation, the failure or refusal of the Executive to comply with the work rules, policies, procedures and directives as established by the Board of Directors and consistent with this Agreement. Such failure or refusal to be uncured and continuing for a period of not less than fifteen (15) days after notice outlining the situation is given by the Company to the Executive; (ii) the commission by the Executive of an act of fraud or embezzlement; (iii) the


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                  commission by the Executive of any other action with the
                  intent to injure the Company; (iv) the Executive having being convicted of a felony or crime involving moral turpitude; (v) the Executive having misappropriating the property of the Company; (vi) the Executive having engaged in personal misconduct which materially injures the Company; or (vii) the Executive having willfully violated any law or regulation relating to the business of the Company which results in a material injury to the Company. In the event of the Executive's Termination by the Company for cause hereunder, the Executive shall be entitled to no severance or other termination benefits except for any unpaid Salary accrued through the date of Termination. The termination of this Agreement without cause pursuant to this Section 5(a), shall entitle Executive to severance payment when other benefits specified in Section 5 (f) hereof. .

         (5)2 Death. If the Executive dies during the term of this Agreement or while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Executive or his estate, except that the Company shall pay to the Executive's estate that portion of his Salary and benefits accrued through the date of the death. All such payments to the Executive's estate shall be made in the same manner and at the same time as the Executive's salary.

         (5)3 Disability. If, through the Term of the Agreement, the Executive shall be prevented from performing his duties hereunder for a period of sixty (60) days by reason of disability, the Company on thirty (30) day's prior notice to the Executive, may terminate this Agreement. For the purposes of this Agreement, the Executive shall be deemed to have become disabled when the Board of Directors of the Company, on verification by a physician designated by the Company, shall have determined that the Executive has become physically or mentally unable (excluding infrequent temporary absences due to ordinary illness) to perform the essential functions of his duties under this Agreement with reasonable accommodation. In the event of a termination pursuant to this Paragraph (c), the Company shall be relieved of all of its obligations under this Agreement, except the Company shall pay to the Executive or his estate, in the event of the subsequent death, that portion of the Executive's salary and benefits accrued through the date of this such Termination. All such payments to the Executive or his estate shall be made in the same manner and at the same time as his salary would have been paid to him had he not become disabled.

         (5)4 Termination for Good Reason. The Executive shall be entitled to terminate this Agreement and his employment with the Company at any time upon thirty (30) days written notice to the Company for "good reason" (as defined below). The Executive's Termination of Employment shall be for "good reason" if such termination is the result of any of the following events: (i) the Executive is


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                  assigned any responsibilities or duties materially
                  inconsistent with his position, duties, responsibilities, and status of the Company as in effect as of the date of this Agreement, or as may be assigned to the Executive pursuant to
                  Section 2 hereof; or his title or offices in effect at the date of the Agreement or as Executive may be appointed or elected in accordance with Section 2 are changed; or the Executive is required to report to or direct to any other person other than the President and/or Chairman of the Board of the Company; (ii) there is a reduction in the salary (as such salary shall have been increased from time to time) payable to the Executive pursuant to Section 4(a) hereof;
                  (iii) failure by the Company or any successor of the Company, or its assets, to continue to provide the Executive with any material benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, stock option plan, life insurance, disability plan, pension plan or retirement plan which the executive was entitled to participate in as of the date of this Agreement under or pursuant to any such plan, or the failure by the Company to increase or approve such rights or benefits on a basis consistent with the practices in effect at the date of the Agreement or with practices implemented subsequent to the date of this Agreement with respect to the executive employees of the Company's generally, whichever is more favorable to the Executive, but excluding such action that is required by law;
                  (iv) without Executive's consent, the Company requires the Executive to relocate to a city or community other than one within fifty (50) mile radius of the Greater Houston, Texas metropolitan area, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations under this Agreement; or (v) there is a materially breach by the Company of any provision of this Agreement.

                  On the Executive's termination of this Agreement for good reason, the Executive shall be entitled to severance payment and other benefits specified in Section 5(f) hereof.

         (5)5 Voluntary Termination. Notwithstanding anything to the contrary contained herein, the Executive shall be entitled to voluntarily terminate this Agreement and his employment with the Company at his pleasure upon thirty (30) days written notice to such effect. In such event, the Executive shall not be entitled to any further compensation other than any unpaid salary and benefits accrued through the date of Termination. At the Company's option, the Company may pay to the Executive the salary and benefits that Executive would have received during such thirty (30) days, in lieu of requiring the Executive to remain in the employment of the Company for such thirty (30) day period.

         (5)6 Termination Benefits Upon Involuntary Termination or Termination for Good Reason. In the event that (i) the Company terminates this Agreement and the Executive's employment with the Company for any reason other than for cause (as


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                  defined in Section 5(a) hereof) or the death or disability (as defined in Section 5(c) hereof) of the Executive, or (ii) Executive terminates this Agreement and his employment with the Company for good reason (as set forth in Section 5(d) hereof), then the Company shall pay the Executive within thirty (30) days after the date of termination, an amount (the "Severance Payment") equal to two (2) times the Executive's highest annual salary in existence at any time during the last two (2) years of employment immediately preceding the Date of Termination, and two(2) times the highest annual bonus paid to the Executive during any such two (2) year period, minus applicable withholding and authorized salary deductions (the "Severance Payment"). In addition, following other such termination, the Executive shall be entitled to the following benefits (collectively the "Additional Benefits"); (i) immediately vesting of any of Executive's outstanding options to purchase securities in the Company which are now not vested by their own terms on the date of the Termination and existence of the Executive's right to exercise all the Executive's options to purchase securities of the Company for a period equal to the lesser of (a) one (1) year following the Date of Termination, or (b) the remaining term of the applicable options; (ii) continue coverage, at Executive's cost, of the Company's group health plan for the applicable coverage period and under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), but only if Executive elects such COBRA continuation in accordance with the time limits in the applicable COBRA regulation; and (iii) an amount, in cash, equal to the sum of (a) any unreimbursed expenses incurred by the Executive that performs his duties hereunder through the Date of Termination, plus (b) any accrued and unused vacation time or other unpaid benefits as of the Date of Termination. The parties agree that, because there could be no exact measure of the damages which would occur to the Executive as a result of Termination of employment, such payments contemplated in Section 5(f) shall be deemed to constitute liquidated damages and not a penalty, and the Company agrees that the Executive shall not be required to mitigate his damages. The Termination compensation in this Section 5(f) shall be paid only if th Executive executes a Termination Agreement releasing all legal waivable claims arising from the Executive's employment.

         (5)7 Termination Benefits Upon Change and Control. In the event of a change of control, as defined in Section 5(g), then, in lieu of the Severance Payment contained in Section 5(f) hereof, the Executive is terminated without cause, or the Executive terminates his employment for good reason within the twelve
                  (12) month period immediately following a change in control, the Company shall pay to the Executive a lump sum amount equal to two (2) times the Executive's highest annual salary paid during the last two (2) years immediately preceding the Date of Termination and two (2) times the highest annual bonus paid to the Executive while employed by the Company, minus applicable withholding and authorized salary reductions (the "Payment"). In the event the excise tax relating to the parachute payments under Section 280g of the Code applies to the payment, then the Company shall pay the


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                  Executive an additional payment in an amount such that, after payment of the Federal Income Taxes (not the excise tax) will such additional payment, the Executive retains an amount equal to the excise tax originally imposed on the Payment. The Executive shall also be entitled to receive the additional benefits. "Change of Control" means or shall be deemed to have occurred if an when (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of more of more than 50% of the total voting power of the outstanding voting stock of the Company; (ii) the Company is merged with or into and consolidated with another person and immediately after giving effect to the merger or consolidation, (a) less than 50 % of the total voting power of the outstanding voting stock with the surviving or resulting entity is then "beneficially owned" within the meaning of Rule 13(d)-3 under the Exchange Act, in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and
                  (b) any "person" or "group" as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, or has become the direct or indirect "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange Act of more than 50% of the total voting power of the voting stock of the surviving resulting person/entity;
                  (iii) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Company's assets (either in one transaction or a series of related transactions); (iv) during any consecutive two (2) year period individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the Directors then still in office who were either Directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the liquidation or dissolution of the Company.

         (5)8 Survival. Notwithstanding the Termination Agreement of this Agreement under this Section 5, the provisions of Section 7 and 8 of this Agreement, and all other provisions hereof which by their terms are to be performed following the Termination hereof shall survive such Termination and be continuing obligations.

6. Consent and Waiver by Third Parties. The Executive hereby represents and warrants that he has obtained all necessary waivers and/or consents from third parties as to enable him to accept employment with the Company on the terms and conditions set forth herein, and to execute and perform this Agreement without being in conflict with any other agreement, obligation, or understanding of any such third party.

7. Confidential Information. The Executive acknowledges that in the course of his employment with the Company, he has received and will receive access to confidential information of a special and unique value concerning the Company and its business,


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         including, without limitation, trade secrets, lists of customers, employee records, books and records relating to the operations, operating costs, correspondence, compilations, data, studies, reports, memoranda, geologic and geophysical maps, files, proprietary information, confidential information, and any other materials (in whatever form maintained, whether documentary, computer storage or otherwise) and knowledge concerning the business of the Company and its affiliates (hereafter collectively referred to as " Confidential Information") which the Company desires to protect. The Executive acknowledges that such Confidential Information is confidential and proprietary, and that the protection of such confidential information against unauthorized use or disclosure is of critical importance to the Company. Executive agrees that he will not reveal such information to anyone outside the Company. Executive further agrees that during the term of this Agreement and thereafter, he will not use or disclose such information. Upon termination of his employment hereunder, the Executive shall surrender to the Company all papers, documents, writings, and other property produced by him or coming into his possession by or through his employment hereunder, and relating to the Confidential Information referred to in this Section 7, and the Executive agrees that all such materials will at all times remain the property of the Company. The obligation of confidentially, non-use and non-disclosure of Confidential Information set forth in this Section 7 shall not extend to information (i) which was in the public domain prior to disclosure by the disclosing party, (ii) which comes into the public domain other than through a breach of this Agreement, (iii) which is disclosed to the Executive after the Termination of this Agreement by a third party having legitimate possession thereof and the unrestricted right to make such disclosure, or (iv) which is necessarily disclosed in the course of the Executive's performance of his duties to the Company as contemplated in this Agreement. This Agreement's Section 7 shall survive the Termination of this Agreement for a period of one (1) year.

8. Non-Solicitation. To support the agreements contained in Section 7 hereof, from the date hereof and for a period of twelve (12) months after the Executive's employment with the Company is terminated for any reason, the Executive shall not, either directly or indirectly, through any person, firm, association or corporation which the Executive is now or may hereafter become associated, (i) hire, employ, solicit or engage any then current employee of the Company or its affiliates, or (ii) use in any competition, solicitation or marketing effort any information as to which the Executive has a duty of confidentiality treatment under Paragraph 7 herein.

9. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to respective parties as follows:

                  If to the Executive:  D. Chris Barden
                                        305 Clearview Avenue
                                        Friendswood, Texas  77546

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                  If to the Company:    Touchstone Resources USA, Inc.
                                        5858 Westheimer, Suite 708
                                        Houston, Texas 77057
                                        Attn: Chairman, Compensation Committee

         Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

10. Specific Performance. The Executive acknowledges that a remedy at law for any breach or attempted breach of Section 7 or 8 of this Agreement will be inadequate, agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such a breach or attempted breach, and further agrees to waive any requirement of the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

11. Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 11. No modification or waiver by the Company shall be effective without the consent of at least a majority of the Compensation Committee of the Board of Directors then in office at the time of such modification or waiver. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Texas.

13. Severability. In case of one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never contained herein.

         Arbitration. In the event that a dispute or controversy should arise between the Executive and the Company as to the meaning or application of any provision, term or condition of this Agreement, such dispute or controversy shall be settled by binding arbitration in Houston, Texas and for said purpose each of the parties hereto hereby expressly consents to such arbitration in such place. Such arbitration shall be conducted in accordance with the existing rules and regulations of the American Arbitration Association governing commercial transactions. The expense of the arbitrator shall be borne by the Company.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement effective as of the date and year first above written.

                                             COMPANY:

                                             TOUCHSTONE RESOURCES USA, INC.


                                             By: /s/ Mark A. Bush
                                                 -------------------------
                                                 Mark A. Bush, President



                                             EXECUTIVE:


                                             /s/ D. Chris Barden
                                             -----------------------------
                                             D. Chris Barden



ACCEPTED AND AGREED AS TO
PARAGRAPH 4(2) ONLY.

/s/ Mark A. Bush
----------------
Mark A. Bush